Exhibit 10.0


            EXCLUSIVE PATENT AND RELATED TECHNOLOGY LICENSE AGREEMENT


         THIS EXCLUSIVE PATENT AND RELATED TECHNOLOGY LICENSE AGREEMENT ("Agreement") is made as of February 1, 2002 by and between Datamarine International, Inc., a Washington corporation (together with all of its subsidiaries, hereinafter "Licensor"), with its principle place of business located at 7030 220th Street, S.W., Mountlake Terrace, Washington 98043 and BIZCOM U.S.A., INC., a Florida corporation (hereinafter "Licensee"), with its principle place of business located at 5440 NW 33rd Avenue, Suite 106, Fort Lauderdale, Florida 33309 (the signatories to this Agreement being referred to individually as a "Party" hereto and collectively as "Parties" hereto.

                              W I T N E S S E T H:

         WHEREAS, Licensor owns certain Technology (as hereinafter defined) which is covered by Licensor's Patent Rights (also as hereinafter defined); and

         WHEREAS, Licensor is desirous that the Technology be utilized and further developed and is therefore willing to grant an exclusive territorial license and right thereto to Licensee for all of the Technology to which the Licensor has right, title and interest; and

         WHEREAS, Licensee desires to obtain certain exclusive rights from the Licensor for the commercial development, use, license and /or sale of the Technology; and

         WHEREAS, Licensee will receive know-how relating to the Technology from the Licensor, including but not limited to access to the Licensor;

         NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Licensor and Licensee agree as follows:

                                    SECTION 1
                                   DEFINITIONS

1.1 "Technology" as used herein means all technical and economic information, know-how and data relating to all of the Licensor's current and currently planned land mobile radio products, all related and /or ancillary products, all Improvements and Related Technology and Components..

1.2 "Licensor's Patent Rights" as used herein means rights in all proposed patent applications, pending patent applications, issued patents in the United States and any foreign country, any claim of which covers any portion of the Technology, without limitation, as well as any continuation, divisional, renewal, reissue, reexamination and extension of any such applications or patents, and any corresponding foreign patents and applications.

1.3 "Territories" as used herein means the United States and its territorial possessions, Canada and otherwise worldwide.


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1.4 "Licensed Products" as used herein means any product, apparatus, kit or component part thereof, or process or method of operation or other subject matter whose manufacture, use or sale is covered by any claim or claims included with Licensor's Patent Rights, as such term is defined above.

1.5 "Improvements" as used herein means each and every modification relating to the Licensed Products acquired by Licensor with the right to transfer or license.

1.6 "Affiliate" as used herein means any legal entity or corporation of which Licensee now or may later directly or indirectly control or own.

1.7 "Related Technology and Components" as used herein means all CAD drawings of circuit board layouts, manufacturing assembly instructions, test procedures, bills of material, lists of approved vendors, location of unique dies and tools, engineering test criteria for the ESP-604, ESP -1000, ESP-1100 and LTR-Net product families (to the extent assignable), full documenta- tion for the electronics portion of the ESP -700 family, all software operating systems and machine codes for the products recited above, all copyrights thereto and to the Technology and exclusive use by Licensee of trademarks (for land mobile radio use) and copyrights related to the manufacture of Licensed Products.

                                    SECTION 2
                                      GRANT

2.1 Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee an exclusive license and right, in the Territories to make or have made, use and sell or have sold Licensed Products in the Territories. In addition, subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee an exclusive license and right, in the Territories, with the sole and exclusive right, in prior consultation with the Licensor, but in Licensee's sole discretion, to sublicense to one other person or entity during the Term (as defined in Section 5 hereof), or from time to time during the Term if any such sublicense is for less than the Term, on such terms and conditions as the Licensee may, in its sole discretion, agree, subject to Section 3 hereof, under Licensor's Patent Rights and Technology to make or have made, use and sell or have sold Licensed Products in the Territories.

2.2 Except as otherwise provided for herein, the license and right granted in Paragraph 2.1 above shall be exclusive from the date first set forth above until the last of Licensor's Patent Rights expire or for the Term, whichever is earlier.

                                    SECTION 3
                                   SUBLICENSES

3.1 Subject to the terms of Section 2 hereof, Licensor also grants to Licensee the right to issue sublicenses to third parties to make, to have made, to use and to sell Licensed Products and the Technology in the Territories, provided that Licensee has current exclusive rights thereto under this Agreement in the Territories and during the period being sublicensed. Sublicenses shall


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include all of the rights and obligations due to the Licensor that are contained in this Agreement to the extent applicable.

3.2 Should this Agreement be terminated by its terms, such termination shall automatically operate as an assignment by Licensee to Licensor of all of Licensee's right, title and interest in and to each sublicense granted by Licensee hereunder prior to the effective date of such termination, unless upon notification of such termination the sublicensee shall elect to terminate the sublicense. Nothing contained herein, including termination, shall impair the rights of any sublicensee who is not in default of the terms and conditions of this Agreement, where applicable, to maintain such sublicense upon the same terms and conditions as established between Licensee and sublicensee, at the option of such sublicensee.

                                    SECTION 4
                        PAYMENTS BY LICENSEE TO LICENSOR

4.1 It is acknowledged by the Parties' signatures hereto that Licensee has previously paid Licensor $50,000 in connection with the Parties' mutual intention to enter into this Agreement.

4.2 Concurrent with the execution of this Agreement by Licensor and Licensee, Licensee shall pay Licensor an additional $50,000.

4.3 Promptly following execution of this Agreement, in consultation with Licensor, Licensee shall pursue entering into a sub-license agreement within 30 days from the date first set forth above with a third party on terms and conditions satisfactory to Licensee in its sole discretion to make, use and sell the Licensed Products. It is contemplated that such sub-license agreement, if consummated, will, among other things, provide for certain exclusive manufacturing rights to Licensor and payments to be made to Licensor in connection therewith. If such sub-license agreement is consummated within such time period, Licensee shall within 30 days from the date first set forth above pay Licensor an additional $55,000 and, in lieu of any additional payments by Licensee to Licensor hereunder, Licensee shall, without anything further, be deemed to and shall assume from Licensor a past due and existing $416,000 obligation of Licensor to two entities for radio equipment previously ordered by such entities from Licensor.

4.4 In the event Licensee does not for whatever reason(s) enter into the above-contemplated sub- license agreement within 30 days of the date first set forth above, in lieu of Licensee paying such additional $55,000 payment and assuming such past due and existing $416,000 obligation, Licensee shall make the following additional payments to Licensor: $100,000 payable on the 30th day following the date first set forth above; $100,000 payable 30 days after such initial $100,000 payment; $70,000 payable 30 days after such second $100,0000 payment; $70,000 payable 30 days after such initial $70,000 payment; $70,000 payable 30 days after such second $70,000 payment; and $59,000 payable 30 days after such third $70,000 payment. The Related Technology and Components shall remain on the premises of Licensor's Washington State facility and be appropriately segregated and safeguarded by Licensor for the benefit of the Licensee.



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4.5 It is acknowledged by Licensor and Licensee that Licensor is near completion of 375 ESP- 604 specialized mobile radio products (the "Radios"); Licensor and Licensee agree that promptly following execution of this Agreement by Licensor and Licensee, Licensor shall promptly advise Licensee of Licensor's actual cost of components needed by Licensor to complete assembly of such Radios as finished goods fit for their intended commercial use and Licensor's actual cost of assembly thereof. Licensee shall then promptly remit such funds to Licensor and Licensor shall then promptly complete the assembly of such Radios and deliver same to Licensee at a cost of $250.00 cash per Radio less the cash paid by Licensee to Licensor under this Section 4.5.

4.6 Within 12 months following the delivery of all of the Radios by Licensor to Licensee pursuant to Section 4.5 above, Licensee shall issue to Licensor a warrant to purchase 300,000 shares of the Licensee's restricted common stock exercisable for a period of 3 years from the time of issuance at a cost of $1.50 per share, subject to customary adjustments. Licensor represents that it is currently and at the time of issuance of the warrant will be, unless it notifies Licensee in writing to the contrary, an accredited investor, as such term is defined under the Securities Act of 1933, as amended.

                                    SECTION 5
                              TERM OF THE AGREEMENT

5.1 This Agreement shall be binding upon the Parties upon their respective execution hereof and be effective and remain in full force and effect until the later of the last to expire patent under this Agreement, 24 months from the date first set forth above, or unless otherwise terminated in accordance with the terms of this Agreement (the "Term").

                                    SECTION 6
                             TERMINATION BY LICENSOR

6.1 In the event Licensee violates or fails to perform any material covenant, condition, or undertaking of this Agreement, including failure to timely make each payment required by Paragraph 4.3 or 4.4 above, not otherwise fully cured within 15 days following the date of such event and Licensee's actual receipt of written notice from Licensor alleging such violation or failure of performance sent pursuant to the notice provisions hereof (each a "Default"), the Licensor shall have the right to terminate this Agreement and the license herein granted by providing written notice thereof to Licensee. Upon delivery of such notice of termination to Licensee, this Agreement shall automatically terminate. Such termination shall not relieve Licensee of its obligation to pay license fee payments due or owing at the time of such termination.

                                    SECTION 7
                             TERMINATION BY LICENSEE

7.1 Licensee shall have the right to terminate this Agreement or the license granted herein, in whole or as to any specified patent or any claim or such patent, at any time and from time to time by giving written notice in writing to Licensor. Such termination shall be effective 10 days from


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the date of delivery of such notice as defined in Section 17 hereof ("Notices")
and all of the Licensee's rights associated therewith shall cease as of that date.

7.2 Any termination pursuant to Paragraph 7.1 above shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind anything done by Licensee or any payments made or other consideration given to Licensor hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Licensor arising under this Agreement prior to such termination.

                                    SECTION 8
            DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

8.1 Upon termination of this Agreement by Licensor pursuant to Paragraph 6.1 or by Licensee pursuant to Paragraph 7.1, Licensee shall provide Licensor with a written list of all orders for Licensed Products by Licensee or sublicensees of Licensee. Licensee shall assign all royalties, if any, thereon to Licensor and promptly provide Licensor appropriate information concerning such sublicensees (including name, address, sublicensee agreement terms, fee payment schedule).

                                    SECTION 9
                       PATENT PROSECUTION AND MAINTENANCE

9.1 Licensee shall at its expense diligently prosecute and maintain the United States patents and patent applications of Licensor's Patent Rights using counsel of its choice and after consultation with Licensor. Licensor shall provide Licensee with copies of all relevant documentation so that Licensee may prepare and prosecute such patent rights. Licensee shall keep Licensor reasonably informed and apprized of the continuing prosecution of these patents and Licensor agrees to keep this documentation confidential.

9.2 Licensee shall use its best efforts to amend any patent application to include claims reasonably requested by Licensor and required to protect the License Products and methods covered by the Licensed Products of this Agreement.

9.3 The preparation, filing and prosecuting of all foreign patent applications filed at Licensee's request, as well as the maintenance of all resulting patents, shall be at the sole expense of Licensee. Such patents shall be held in the name of Licensor and shall be obtained using counsel mutually acceptable to the Parties. Licensee shall pay such expenses within forty five (45) days after receipt of an invoice from such counsel.

                                   SECTION 10
                     USE OF NAMES, TRADENAMES AND TRADEMARKS

10.1 Licensee shall have the right to use in advertising, publicity and/or other promotional activities any name, tradename, trademark, or other designation of Licensor (including any contraction, abbreviation, or simulation of any of the foregoing), as well as the use of the name


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"SEA" (including any contraction or abbreviation thereof) as same relates to 220
MHZ specialized mobile radio land mobile radio products.

                                   SECTION 11
                   REPRESENTATIONS AND WARRANTIES OF LICENSOR

11.1 Licensor represents and warrants to Licensee as follows, which representations and warranties are made as of the date first set forth above, and which shall continue through the Term:

         A. Licensor has the lawful right to grant the license granted pursuant hereto;

         B. No consents of any third party, including but not limited to shareholders, are required for Licensee to enter into this Agreement and/or to grant the license and other rights thereunder;

         C. The execution of this Agreement by Licensor and the fulfillment of its duties and obligations hereunder and thereunder has been authorized by all required corporate action on the part of Licensor and will not cause Licensor to be in default under any agreement, arrangement or understanding with any third party with or without the passage of time, or otherwise;

         D. Licensor has not granted any licensing or other rights in the Licensed Products, Patent Rights, Technology, Related Technology and Components and/or the Radios to any third party prior to the date hereof except to the extent set forth on Schedule 11.1 attached hereto and made a part hereof;

         E. Prior to the date hereof, Licensor has not, and through the expiration of the Term, Licensor will not grant any licensing or other rights in the Licensed Products, Patent Rights, Technology, Related Technology and Components and/or the Radios to any third party (unless Licensee is in Default as defined in Paragraph 6.1 herein );

         F. Since the date of execution of the binding letter of intent by and between Licensor and Licensee concerning this Agreement, as extended (the "Letter of Intent"), Licensor has not, and from the date first set forth above through the termination of the Term, Licensor shall not sell, transfer, hypothecate, pledge or otherwise encumber, directly or indirectly, or allow or cause to be sold, transferred, hypothecated, pledged or otherwise encumbered, directly or indirectly, the Licensed Products, Patent Rights, Technology, Related Technology and Components and/or the Radios other than to the extent hypothecated, pledged or otherwise encumbered as of the date of execution of the Letter of Intent (the full extent of which is accurately disclosed by Licensor on Schedule 11.1 attached hereto), in which case Licensor has not since the date of execution of the Letter of Intent and will not during the Term extend or increase any of such encumbrances without Licensee's prior written consent, which may be withheld in its sole and absolute discretion.

         G. To the best of Licensor's knowledge, the Licensed Products and the Related Technology and Components do not and will not infringe any patent, trademark or copyrights of others and do not and will not infringe any other proprietary rights of others.


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         H. The warranties given above constitute the only warranties made by
Licensor with respect to this Agreement. Licensee hereby waives all other warranties or guarantees of Licensor, whether express or implied, including any implied warranties of merchantability and fitness for a particular purpose or any other warranty with respect to the quality, accuracy or freedom from error for the operation, use, and function of the Licensed Products, Patent Rights, Technology, Related Technology and Components and/or the Radios.

                                   SECTION 12
                                  INFRINGEMENT

12.1 In the event either Party to this Agreement shall learn of the substantial infringement of any of Licensor's Patent Rights, that Party shall notify the other Party in writing of such infringement and shall provide such other Party with reasonable evidence of such infringement.

12.2 The Parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. Upon their determination that infringement exists, Licensor shall formally notify the infringing party of Licensor's determination that infringement exists.

12.3 If the efforts of the Parties are not successful in abating the infringement within 90 days after the infringer has been formally notified of infringement by the Licensor, Licensor shall have the right to:

         A. commence suit on its own;
         B. join with Licensee in such suit; or
         C. refuse to participate in such suit,

and Licensor shall give notice in writing to Licensee within 10 business days after such 90 day period of its election. Licensee may bring suit for patent infringement only if Licensor elects not to commence or join in any suit other than as nominal party plaintiff and if the infringement occurred during the period and in a country where Licensee had exclusive rights under this Agreement.

12.4 If Licensor elects not to commence or join in any suit other than as a nominal party plaintiff and if Licensee brings suit against a third party for infringement of Licensor's Patent Rights, then Licensee's obligation to pay any unpaid fees as provided for herein shall be modified as follows:

         A. Following the later of: (i) Licensor's election not to commence or join an infringement suit; and (ii) Licensee's commencement of such suit, Licensee may postpone paying the fee(s) which would otherwise be due for that period pending the outcome of such litigation and as further described below;

         B. If the decision of the court or tribunal is that Licensor's Patent Rights had not been infringed and such decision is rendered within the time period that fees are still required to be paid by Licensee to Licensor pursuant to the time schedule set forth in Section 4 hereof, then Licensee shall recommence paying the balance of the fees, if any, described therein and adopt the time schedule for such remaining payments, if any, commencing with the day following the decision of the court or tribunal; if the decision of the court or tribunal is that Licensor's Patent


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Rights had been infringed, then Licensee shall not be required to pay any additional fees to the Licensor.

12.5 Such legal action as is decided upon shall be at the expense of the Party on account of whom suit is brought and all recoveries recovered thereby shall belong to such Party, provided that legal action brought jointly by Licensor and Licensee and fully participated in by both shall be at the joint expense of the Parties and all recoveries shall be shared by them in proportion to the expenses paid by each.

12.6 Each party agrees to cooperate with the other in litigation proceedings concerning infringement instituted hereunder but at the expense of the Party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that Licensor shall control the suit if brought jointly. Licensor may be represented by counsel of its choice pursuant to Licensor's determination in any suit brought by Licensee.

12.7 Licensor shall not settle or compromise any suit which Licensor controls which affects any of Licensee's rights or obligations hereunder without Licensee's prior written consent, which may be withheld by Licensee in its sole discretion and without any liability of Licensee to Licensor in connection therewith.

                                   SECTION 13
                                     WAIVER

13.1 No waiver by either Party hereto of any breach or default of any of the representations, warranties, covenants or agreements herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

                                   SECTION 14
                              LICENSE RESTRICTIONS

14.1 The rights and privileges granted to Licensee are each and all expressly conditioned upon the timely performance on the part of Licensee of every requirement contained herein. Each of such conditions and restrictions is a specific license restriction.

                                   SECTION 15
                                  ASSIGNABILITY

15.1 This Agreement is binding upon and shall inure to the benefit of each of Licensor and Licensee and their respective successors and permitted assigns. This Agreement shall not be assignable by Licensor or Licensee in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.







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                                   SECTION 16
                          PRODUCT LIABILITY AND DAMAGES

16.1 Licensee, at its sole cost and expense, shall insure its activities in connection with this Agreement and obtain, keep in force and maintain general commercial liability insurance in such amounts as Licensee deems reasonable.

16.2 Licensor disclaims any and all liability for special, incidental, or consequential damages (including loss of profit) arising out of this Agreement or with respect to the installation, use operation or support of the Licensed Products or any update of the Licensed Products, even if the Licensor has been apprised of the possibility of such damages.

16.3 Licensee specifically agrees that any liability on the part of Licensor arising from breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal theory shall not exceed any amounts paid by Licensee in fees for the use and maintenance of the Licensed Products.

                                   SECTION 17
                                     NOTICES

17.1 Any payment, notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been duly given on the date of actual receipt if delivered personally to the Party to whom notice is to be given, on the date of transmittal via telecopier to the party to whom notice is to be given ( provided the sender of such notice is provided with a printed confirmation of same) or on the third day after mailing if mailed to the Party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or overnight mail via a nationally recognized courier to the respective Party's address (or at such other address for a party as shall be specified in a notice given in accordance with this Paragraph 17.1):

                  if to Licensor
                     or to SEA, Inc.:  Datamarine International, Inc.
                                       7030 220th Street, S.W.
                                       Mountlake Terrace, Washington 98043
                                       Attention:  Joseph L. Stephens, Chairman
                                                   of the Board of Directors
                                       Telecopier No.  (425) 771-2650

                  if to Licensee:      BIZCOM, U.S.A., INC.
                                       5440 NW 33rd Avenue, Suite 106
                                       Fort Lauderdale, Florida 33309
                                       Attention:  Hank Klein, President
                                       Telecopier No.  (954) 714-0024





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                                   SECTION 18
                                  FORCE MAJEURE

18.1 Neither party shall be responsible for delay or failure in performance of any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or governmental interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of such Party.

                                   SECTION 19
                             BANKRUPTCY OF LICENSOR

19.1 The provisions of the Bankruptcy Code, 11 U.S.C. ss.365, including subparagraph (n) thereunder relating to intellectual property, shall apply in all respects to this Agreement, and its subject matter, terms, provisions and conditions.

                                   SECTION 20
                             BANKRUPTCY OF LICENSEE

20.1 If Licensee shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of Licensee shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement shall automatically terminate according to the provisions set forth in Section 7, except that the10 day notice provision therein shall not be applicable.

                                   SECTION 21
                            CONFIDENTIAL INFORMATION

21.1 Licensor acknowledges that the technical data, economic information, know-how and data developed by or through Licensee is confidential, proprietary information of Licensee. Licensor shall not use, disclose, or distribute Licensee's confidential information without the express prior written consent of Licensee.

21.2 Licensee acknowledges that Licensor shall disclose to Licensee technical data, economic information, know-how and data developed by Licensor relating to the Licensed Products and particularly, Licensor shall disclose to Licensee confidential information relating to Licensor's Patent Rights and Technology. Licensee shall not use, disclose, or distribute Licensor's confidential information (other than that readily discernable in the Radios) without the express prior written consent of Licensor except Licensee may file one or more patent applications on its own behalf for the Technology.

21.3 The obligation to maintain the confidentiality of each Party's confidential information shall extend 5 years beyond the Term of this Agreement.

21.4 A Party receiving confidential information from a disclosing Party shall not be prevented from using or disclosing information:


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



         A. which is now, or becomes in the future, public knowledge other than by breach of this Agreement by the receiving Party;

         B. which is lawfully obtained by the receiving Party from a source independent of the disclosing Party;

         C. which is subsequently developed by the receiving Party independent of the confidential information received hereunder; or

         D. which is subsequently disclosed by the disclosing Party, including information developed after the date of this Agreement, to a third party on a non-confidential basis.


                                   SECTION 22
                                  MISCELLANEOUS

22.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22.2 No amendment or modification hereof shall be valid or binding upon the Parties hereto unless made in writing and executed by each of the Parties hereto.

22.3 This Agreement, together with a side letter agreement dated as of the date hereof between Licensor and Licensee concerning Licensor's obligation to use its best efforts to pay down certain current obligations of Licensor within the time period set forth therein, constitutes the entire understanding of the parties hereto and shall supercede all previous communications, representations, or understandings, whether oral or written, between the Parties relating to the subject matter hereof, including but not limited to the Letter of Intent.

22.4 In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

22.5 This Agreement shall be governed by and construed in accordance with the law of the State of Florida without regard to any conflict or choice of law principles. Any action and/or proceeding relating to or arising out of this Agreement shall be brought solely in the federal and/or state courts located in Broward County, Florida. The prevailing party in any such action and/or proceeding shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

22.6 As both parties to this Agreement have been represented by counsel in connection herewith, the rule of construction that ambiguities shall be construed against the drafter shall not be applicable.

22.7  This Agreement may be executed in counterparts and via telecopier.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date first set forth above.


                                    LICENSOR:

                                    DATAMARINE INTERNATIONAL, INC.

                                    By:  /s/ Joseph L. Stephens
                                         ---------------------------------
                                             Joseph L. Stephens, Chairman
                                             of the Board of Directors


STATE OF MISSISSIPPI                )
                                    )SS:
COUNTY OF SIMPSON                   )

         The foregoing instrument was acknowledged before me on this 1st day of February, 2002 by Joseph L. Stephens, as Chairman of the Board of Directors of Datamarine International, Inc., a Washington corporation, on behalf of such corporation who is personally known to me or has produced Driver's license as identification and did/did not take an oath.



                                 Notary Public:

                                            sign s/s Cindy Jennings
                                                 ------------------
                                            print Cindy Jennings
                                                  --------------
                                            State of Mississippi at Large (Seal)

                                            My Commission Expires:


LICENSEE:

                                            BIZCOM U.S.A., INC.

                                            By: s/s Hank Klein
                                                ----------------
                                                    Hank Klein, President



STATE OF FLORIDA           )
                           )SS:
COUNTY OF BROWARD          )



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



         The foregoing instrument was acknowledged before me this 1st day of February, 2002 by Hank Klein, as President of BIZCOM U.S.A., INC., a Florida corporation, on behalf of such corporation who is personally known to me of has produced Florida Driver's license identification and did/did not take an oath.

                                 Notary Public:

                                            sign /s/
                                                 ------------------------
                                            print /s/
                                                  -----------------------
                                            State of Florida at Large (Seal)

                                            My Commission Expires:



FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED, ACKNOWLEDGED AND AGREED TO:

SEA, Inc.

By: David Thompson
    -----------------
    David Thompson, President


STATE OF WASHINGTON                 )
                                    )SS:
COUNTY OF KING                      )

         The foregoing instrument was acknowledged before me this 1st day of February, 2002 by David Thompson, as President of SEA, Inc., a Delaware corporation, on behalf of such corporation who is personally known to me of has produced Washington State Driver's License as identification and did/did not take an oath.

                                 Notary Public:

                                            sign /s/Lottie D. Steiner
                                                 --------------------
                                            print Lotttie D. Steiner
                                                  ------------------
                                            State of Washington at Large (Seal)

                                            My Commission Expires:



                                  SCHEDULE 11.1





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